AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

          ------------------------------------------------------------

          FIRST: The name of this corporation is:

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

          SECOND: Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

          THIRD: The purpose of the business of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

          FOURTH: The total number of shares which this corporation is authorized to issue is 250,000,000 shares of common stock, $.001 par value, and 50,000,000 shares of preferred stock, $.001 par value.

          The preferred stock may be divided into such number of series as the board of directors of this corporation may determine. The board of directors of this corporation is vested with authority to determine and state the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

          FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

          SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of this corporation.

          SEVENTH: This corporation is to have perpetual existence.

          EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of this corporation.

          NINTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of this corporation.

          TENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

     The foregoing Amended and Restated Articles of Incorporation has been duly approved by the board of directors.

     The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required vote of the stockholders in accordance with Sections 78.390 and 78.403 of the Nevada Revised Statutes. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 104,377,312 shares (67%).

     I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  June 12, 2009


                                      /s/ Philip Yee
                                      ------------------------------------------
                                      Philip Yee, Secretary, Treasurer and Chief
                                      Financial Officer